Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION: Investor Relations Kerri Howard +1 844-632-1060 IR@univar.com Media Relations Scott C. Johnson +1 331-777-6187 scott.johnson@univarusa.com

Univar Inc. Announces Completion of New

Term Loan Facilities and Closing of Offering of

$400 Million of Senior Notes by Univar USA Inc.

DOWNERS GROVE, Ill. – July 1, 2015 – Univar Inc. (NYSE: UNVR) (“Univar”) announced today that its wholly-owned subsidiary, Univar USA Inc. (“Univar USA”), has completed the issuance of its $2.05 billion USD Term Loan B and €250 million EUR First Lien Term Loan (“New Term Loan Facilities”) and that, separately, Univar USA has closed its offering of $400 million aggregate principal amount of 6.75% Senior Notes due July 15, 2023 (the “Notes”).

The New Term Loan Facilities mature in July 2022 and bear interest based on, at Univar USA’s option, LIBOR plus 3.25%, subject to a LIBOR floor of 1.00%, or Base Rate plus 2.25%. There was no material change to Univar’s total or secured leverage as a result of the borrowings under the New Term Loan Facilities and the issuance of the Notes. Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as lead arranger of the New Term Loan Facilities, together with additional arrangers.

The Company intends to use the net proceeds of the Notes offering, together with the borrowings under the New Term Loan Facilities and cash on hand, to refinance certain existing indebtedness under its existing senior secured credit facilities and pay related transaction costs.

The Notes were offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Pg. 2 – Univar Inc. Announces Completion of New Term Loan Facilities and Closing of Offering of $400 Million of Senior Notes by Univar USA Inc.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed initial public offering, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###